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                                                                    Exhibit 99.1

                                                                    News Release

                    [LOGO OF BURLINGTON NORTHERN SANTA FE]


FOR IMMEDIATE RELEASE:

CONTACT:  Richard A. Russack
          (817) 352-6425

                     BNSF REDEEMS SHAREHOLDER RIGHTS PLAN

     Fort Worth, Texas, December 7, 2000 -- Burlington Northern Santa Fe Corporation (BNSF; NYSE: BNI) today announced that its Board of Directors voted to redeem all rights under its shareholder rights plan, effective immediately.

     As a result of the Board's decision, the rights may no longer be exercised
and shareholders will receive a redemption payment of $0.01 per right.   The
redemption payment will be distributed on April 2, 2001 to shareholders of record as of March 12, 2001. The certificate for each share of outstanding common stock represents currently one right, and there are approximately 392 million shares of common stock outstanding.

     The shareholder rights plan was adopted on December 18, 1999 in connection with the previously proposed combination transaction with Canadian National Railway Company which the parties mutually agreed to terminate on July 20, 2000.

     Through its subsidiary, the Burlington Northern and Santa Fe Railway Company, BNSF, headquartered in Fort Worth, Texas, operates one of the largest rail networks in North America, with 33,500 route miles of track covering 28 states and two Canadian provinces.

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